Exhibit 99.1

Contacts:
James M. Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Investor Relations:
Jaren Madden
Alkermes, Inc.
(617) 583-6402

Media Relations:
Barbara Yates
Alkermes, Inc.
(617) 583-6321

FOR IMMEDIATE RELEASE

ALKERMES REPORTS THIRD QUARTER FISCAL 2005 FINANCIAL RESULTS

— Reports 67% Increase in Revenues from Risperdal Consta® over Last Quarter,
Announces Placement of $170 Million in Non-Recourse Notes Secured by Risperdal
Consta Revenues, and Revises Financial Expectations for Fiscal 2005 —

Cambridge, MA, February 3, 2005 — Alkermes, Inc. (Nasdaq: ALKS) today reported its financial results for the third quarter ended December 31, 2004. The net loss on a GAAP basis for the quarter was $9.0 million or $0.10 per share as compared to a net loss of $20.9 million or $0.23 per share for the same period in 2003. The decrease in the net loss for the quarter ended December 31, 2004 as compared to the same period in 2003 was primarily the result of an increase in revenues related to Risperdal Consta®. Total manufacturing and royalty revenues from Risperdal Consta increased 67% over the last quarter, from $9.9 million in the quarter ended September 30, 2004 to $16.6 million in this quarter ended December 31, 2004. The decrease in net loss for the quarter ended December 31, 2004 was also due to an increase in revenues from Eli Lilly and Company (“Lilly”) related to the Company’s AIR® insulin and AIR human growth hormone (“hGH”) development programs.

“In the third quarter, we made steady progress against our financial objectives as demonstrated by continued revenue growth from Risperdal Consta and R&D revenues from our partners, Lilly and Amylin,” commented Richard Pops, chief executive officer of Alkermes. “Our strong operating profile and the recent strengthening of our balance sheet allow Alkermes to move forward aggressively with key programs. We are advancing our diabetes product candidates, are on track to file the New Drug Application for Vivitrex with the FDA in the first half of calendar 2005, and remain in discussions for a Vivitrex partnership that could enhance the market potential of this important drug.”

Recent Highlights:

•	In a separate press release issued today, Alkermes announced that it has closed with institutional investors a private placement of 7% secured notes due 2018 with a face amount of $170 million. The transaction resulted in proceeds to Alkermes of approximately $145 million after allowing for the discounted offering price and transaction costs. Payments of principal and interest on the notes will be made solely out of manufacturing and royalty revenues from the manufacture and sale of Risperdal Consta; Alkermes will receive all of the Risperdal Consta revenues in excess of interest and principal payments. The Company will use the proceeds of the placement to fund the advancement of its proprietary product candidates, including Vivitrex, as well as for working capital and general corporate purposes.

•	In January 2005, Alkermes announced that the Company will expand production capacity for Risperdal Consta at its Wilmington, Ohio, facility by adding a third bulk processing line. Alkermes will be responsible for managing the design, engineering, construction, validation and all other aspects of the project and will receive funding from its partner, Janssen-Cilag (“Janssen”), a wholly owned division of Johnson & Johnson.

•	In January 2005, Alkermes’ partner, Johnson & Johnson, announced that it is initiating a Phase III clinical program with Risperdal Consta, with a goal of expanding the label to include maintenance therapy for bipolar I disorder. Bipolar disorder, also known as manic depression, is a chronic, debilitating disease that affects more than two million adults in the U.S.

•	In January 2005, Alkermes’ partner, Amylin Pharmaceuticals, Inc., announced the initiation of a Phase II multi-dose study of exenatide LAR (long-acting release) in patients with type 2 diabetes using a once-a-week dosing regimen. The study is expected to be completed by early 2006.

Pro Forma Net Loss Results

Pro forma net loss for the quarter ended December 31, 2004, was $8.8 million or $0.10 per share as compared to a pro forma net loss of $20.8 million or $0.23 per share for the same period in 2003.

Alkermes is providing pro forma net loss as a complement to results provided in accordance with generally accepted accounting principles in the U.S. (known as “GAAP”). The pro forma net loss excludes certain recurring items, including noncash derivative gains and losses on the Company’s outstanding convertible notes, which are likely to recur either as gains or losses depending on a number of factors, including the Company’s common stock price at the end of each quarter, and noncash gains or losses recognized on the net change in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements. Alkermes’ management believes this pro forma measure helps indicate underlying trends in the Company’s ongoing operations by excluding the potentially volatile noncash derivative and warrant items that are unrelated to its ongoing operations.

The pro forma net loss for the quarter ended December 31, 2004 excludes: (i) $0.3 million of noncash derivative losses associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003; and (ii) $0.1 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements. The pro forma net loss for the quarter ended December 31, 2003 excludes: (i) $0.7 million of noncash derivative income associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes; and (ii) $0.7 million of other noncash expense recognized on the net decrease in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements.

Revenues

Total revenues were $23.6 million for the quarter ended December 31, 2004 as compared to $11.2 million for the same period in 2003.

Manufacturing revenues were $13.9 million for the quarter ended December 31, 2004, all related to Risperdal Consta, as compared to $7.5 million for the same period in 2003, of which $7.3 million related to Risperdal Consta. The increase in manufacturing revenues was due to increased shipments of Risperdal Consta to Janssen. Total royalty revenues were $2.7 million for the quarter ended December 31, 2004 as compared to $1.1 million for the same period in 2003, including $2.6 million and $0.9 million, respectively, of royalty revenues for Risperdal Consta. The increase in royalty revenues for the quarter ended December 31, 2004 as compared to the same period in 2003 was due to an increase in global sales of Risperdal Consta by Janssen.

Research and development revenue under collaborative arrangements for the quarter ended December 31, 2004 was $7.0 million as compared to $2.6 million for the same period in 2003. The increase was primarily due to an increase in revenues related to work performed on the AIR insulin and AIR hGH programs.

Cost of Goods Manufactured

For the quarter ended December 31, 2004, the cost of goods manufactured was $4.9 million, all of which related to Risperdal Consta, as compared to $4.1 million in the same period in 2003, consisting of approximately $2.7 million for Risperdal Consta and $1.4 million for Nutropin Depot®. The increase in cost of goods manufactured for the quarter ended December 31, 2004 as compared to the same period last year was primarily the result of increased manufacturing volumes of Risperdal Consta.

Research and Development Expenses

Research and development expenses were $20.1 million for the quarter ended December 31, 2004 as compared to $21.1 million for the same period in 2003, reflecting a decrease in external research costs related to the clinical trial progress of Vivitrex.

Sales, General and Administrative Expenses

Sales, general and administrative expenses were $6.9 million for the quarter ended December 31, 2004 as compared to $6.5 million for the same period in 2003, reflecting an increase in sales and marketing costs as the Company prepares for the potential future commercialization of Vivitrex.

Cash and Investments

At December 31, 2004, Alkermes had cash and total investments of $83.0 million as compared to $102.8 million at September 30, 2004. The decrease in cash and total investments during the quarter ended December 31, 2004 was primarily a result of cash used to fund Alkermes’ operations and to acquire fixed assets, which was partially offset by a $3.7 million term loan, secured by certain equipment, from General Electric Capital Corporation (“GE”). Additionally, the Company entered into a commitment with GE for equipment financing of up to $18.3 million for new equipment purposes.

“The proceeds from the sale of the non-recourse notes secured by Risperdal Consta revenues strengthen our financial profile and enable us to continue to move forward with preparations for bringing Vivitrex to the marketplace,” stated James Frates, chief financial officer of Alkermes. “With over $200 million in cash, growing revenues from Risperdal Consta, and a robust pipeline of product candidates, we believe Alkermes has a strong financial future. Our financial position will allow us to continue to work to maximize the value of a potential Vivitrex partnership.”

Financial Expectations

The following outlines the Company’s financial expectations for the fiscal year ending March 31, 2005. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause actual results to differ from the Company’s expectations, please see risk factors provided at the end of this press release and within reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Alkermes today revised its financial expectations for the fiscal year 2005 in connection with the timing of a partnering alliance with respect to Vivitrex. In addition, the Company is tightening the ranges of its guidance previously provided for the manufacturing and sale of Risperdal Consta.

Revenues: The Company’s previous expectation for research and development included anticipated revenue of between $15 and $30 million for a partnering alliance with respect to Vivitrex by the end of the Company’s fiscal year on March 31, 2005. While the Company remains committed to entering into such a partnership, the timing remains uncertain. As a result, Alkermes is reducing its expectation for research and development revenues from a range of $40 to $60 million to a range of $25 to $30 million.

Alkermes is narrowing its expectation for manufacturing revenues for fiscal 2005 from a range of $38 to $46 million to a range of $38 to $40 million. In addition, the Company is raising its expectation for royalty revenues from a range of $7 to $9 million to a range of $9 to $10 million based on higher sales of Risperdal Consta. With these adjustments, Alkermes’ total revenues are now expected to range from $72 to $80 million, revised from earlier expectations of $85 to $115 million.

Cost of Goods Manufactured: Alkermes is reducing its expectation for cost of goods manufactured for fiscal 2005 from a range of $19 to $23 million to a range of $16 to $18 million based on expectations for manufacturing volumes for the fiscal year.

Research and Development Expenses: The Company’s expectation for research and development expenses for fiscal 2005 remain in the range of $84 to $94 million.

Sales, General and Administrative Expenses: The Company’s expectation for sales, general and administrative expenses for fiscal 2005 remain in the range of $29 to $33 million.

Net Loss: Alkermes’ net loss for fiscal 2005 on a pro forma basis, excluding any restructuring charges and noncash derivative items, is now expected to be in the range of $60 to $70 million or approximately $0.67 to $0.78 per share, driven primarily by the reduction in anticipated research and development revenues. The net loss per share calculation is based on an estimated 90 million shares of the Company’s common stock outstanding on a weighted average basis.

Alkermes will host a conference call at 4:30 pm EST on February 3, 2005 to discuss these financial results and provide an update on the Company. The call will be webcast on the investor relations section of Alkermes’ website at www.alkermes.com and will be archived until Tuesday, February 8, 2005 at 5:00 pm EST.

Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company’s lead commercial product, Risperdal Consta® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (“Janssen”), a wholly owned subsidiary of Johnson & Johnson. The Company’s lead proprietary product candidate, Vivitrex® [(naltrexone) long-acting injection], is a once-a-month injection for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future operating results; revenue growth from Risperdal Consta; the repayment of the notes out of revenues from the manufacture and sale of Risperdal Consta; the successful completion of development activities for the Company’s programs, including clinical, regulatory and manufacturing development of AIR insulin, AIR hGH, exenatide LAR and Vivitrex; and the potential commercial launch and partnership of Vivitrex. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether manufacturing and royalty revenues for Risperdal Consta will generate significant revenues and whether revenues for Risperdal Consta will be sufficient to repay the notes, particularly because the Company relies on its partner to market this product; whether additional regulatory approvals will be received or whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely and successful manner; whether the third manufacturing line for Risperdal Consta is built on budget and validated on time; whether Johnson & Johnson’s Phase III program for Risperdal Consta with a goal of expanding the label to include maintenance therapy for bipolar I disorder is successful and results in a filing by Johnson & Johnson for an expanded label that is accepted and approved by appropriate regulatory authorities; whether the Phase II multi-dose study for exenatide LAR will be completed by early 2006; whether the Company is able to file an NDA for Vivitrex in the first half of 2005 and whether the FDA accepts the filing; whether or not regulatory authorities will accept the Company’s Vivitrex submission and approve the product for sale; whether the Company enters into any collaboration with a third party to market or fund Vivitrex or its other proprietary product candidates and whether the terms of such a collaboration meet expectations; whether the Company and/or its collaborator will be able to successfully launch and commercialize Vivitrex; whether the Company is able to successfully and efficiently manufacture its commercial products and scale-up its product candidates; whether the securities litigation brought against the Company will result in financial losses or require the dedication of significant management resources; whether advancement of the Company’s product pipeline will be delayed due to: actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control; the outcome of clinical and preclinical work the Company is pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates, which may be based on interpretations of data that differ from its interpretations; and potential changes in cost, scope and duration of clinical trials; and whether Risperdal Consta and our product candidates (including our proprietary product candidate, Vivitrex), in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of our products from the market. For further information with respect to factors that could cause the Company’s actual results to differ from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

(tables follow)

Alkermes, Inc. and Subsidiaries
Selected Financial Information

(In thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
Condensed Consolidated Statements of Operations (Unaudited)	2004	2003

Revenues:
Manufacturing and royalty revenues	$16,574	$8,636
Research and development revenue under collaborative arrangements	7,011	2,585

Total Revenues	23,585	11,221

Expenses:
Cost of goods manufactured	4,930	4,069
Research and development	20,058	21,148
Sales, general and administrative	6,868	6,538

Total Expenses	31,856	31,755

Net Operating Loss	(8,271)	(20,534)

Other Income (Expense):
Interest income	646	957
Other income (expense), net	131	(746)
Derivative (losses) income related to convertible notes	(347)	650
Interest expense	(1,158)	(1,190)

Total Other Income (Expense)	(728)	(329)

Net Loss	($8,999)	($20,863)

Net Loss Per Common Share, Basic and Diluted	($0.10)	($0.23)

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	90,176	89,014

Pro Forma Reconciliation:
Net Loss-GAAP	($8,999)	($20,863)
Other (income) expense, net	(131)	746
Derivative losses (income) related to convertible notes	347	(650)

Net Loss-Pro Forma	($8,783)	($20,767)

Basic and Diluted Net Loss Per Common Share	($0.10)	($0.23)

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	90,176	89,014

	December 31,	March 31,
Condensed Consolidated Balance Sheets (Unaudited)	2004	2004

Cash, cash equivalents and total investments	$83,022	$148,948
Receivables, prepaid expenses and other current assets	16,143	13,682
Inventory	3,128	2,605
Property, plant and equipment, net	92,383	95,743
Other assets	7,135	9,052

Total Assets	$201,811	$270,030

Total current liabilities	$24,980	$41,516
Accrued restructuring costs (non-current portion)	2,338	—
Obligation under capital lease	272	338
Term loan	2,553	—
Convertible subordinated notes	122,828	122,246
Convertible preferred stock	30,000	30,000
Total shareholders’ equity	18,840	75,930

Total Liabilities and Shareholders’ Equity	$201,811	$270,030

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the three months ended December 31, 2004.